Exhibit 99.1

Commonwealth Bankshares, Inc., Norfolk, Va., Announces Record Earnings for the Quarter Ended June 30, 2007

NORFOLK, Va., July 24, 2007 (PRIME NEWSWIRE) -- Commonwealth Bankshares, Inc. (Nasdaq:CWBS) today reported earnings of $5.7 million for the six months ended June 30, 2007, an increase of 24.7% over the $4.6 million reported for the comparable period in 2006. For the quarter ended June 30, 2007, the Company earned $2.9 million, an increase of 16.4% over the $2.5 million reported in the second quarter of 2006. On a per share basis, diluted earnings increased to $0.82 for the six months ended June 30, 2007 from $0.81 for the same period in 2006. For the quarter ended June 30, 2007 diluted earnings per share was $0.42 compared to $0.44 for the second quarter in 2006. All share and per share amounts have been restated for all periods presented to reflect the eleven-for-ten stock split distributed on June 30, 2006 to shareholders of record on June 19, 2006 and the eleven-for-ten stock split distributed on December 29, 2006 to shareholders of record on December 18, 2006. Earnings per share comparisons were affected by a greater number of shares outstanding in the 2007 periods as a result of the 1.2 million shares of common stock issued in October 2006 from the completion of a $27.5 million private placement of the Company's common stock.

Edward J. Woodard, Jr., CLBB, Chairman of the Board, President and Chief Executive Officer, commented, "Our tremendous growth rate continues unabated into the first half of 2007. We are pleased to report another outstanding quarter in both earnings and asset growth. Equally meaningful, we achieved these results while investing in the future with the addition of five new branch facilities in the first half of 2007. Over the past several years, we have created a solid foundation from which to grow. We have assembled a strong management team, lending team, branch personnel and support staff; increased our capital base; maintained consistently strong core financial performance and maintained our sound asset quality, which together have provided the foundation upon which to grow. We are investing in the future as we seek opportunities to grow and expand our network into great markets. During the year, we continued the expansion of our footprint by opening five full service financial centers. In February 2007, we moved to our permanent branch in the Ocean View section of Norfolk, Virginia, at 1901 E. Ocean View Avenue, as well as our second branch in Portsmouth, Virginia at 1020 London Boulevard. In March 2007, we opened our first branch in North Carolina on Caratoke Highway in Powells Point. In May 2007, we opened our third branch in Chesapeake, Virginia at 2600 Taylor Road, across from Chesapeake Square Mall. This month, we opened our second branch in North Carolina in the St Waves Plaza Shopping Center in Waves, North Carolina and our fourth branch in Chesapeake, Virginia at 1304 Greenbrier Parkway. To report a 24.7% increase in earnings, while incurring increased costs as a result of the investments we are making by expanding our franchise into key markets, is a testament to the strength of our foundation. We have concentrated our efforts on building a franchise and infrastructure that can deliver long-term profitability. As we grow, we continuously look to expand our traditional nonbanking services and to search for new avenues of revenue. Looking to the remainder of the year, we believe we are well positioned for continued strong performance and growth."

Profitability as measured by the Company's return on average assets (ROA) was 1.54% for the six months ended June 30, 2007, up from 1.53% for the first six months of 2006. For the quarter ended June 30, 2007, ROA was 1.54% compared to 1.60% for the second quarter of 2006. Return on average equity (ROE) was 10.87% for the six months ended June 30, 2007 compared to 14.11% for the six months ended June 30, 2006. For the quarter ended June 30, 2007, ROE was 10.99% as compared to 15.15% for the quarter ended June 30, 2006. Year to date average assets increased $142.0 million or 23.6% from the six months ended June 30, 2006 to June 30, 2007. Year to date average shareholders' equity increased $40.3 million or 61.8% as of June 30, 2007 compared to the same period in 2006, as a result of the additional capital raised in October 2006. In addition, the Company's efficiency ratio (tax equivalent basis) was only slightly affected by the new branch additions mentioned above. For the six months ended June 30, 2007, our efficiency ratio was 50.54% compared to 49.37% during the comparable period in 2006.

The record earnings were driven by a $108.4 million or 17.7% increase in the loan portfolio from June 30, 2006 to June 30, 2007. Total loans at June 30, 2007 reached a record $721.0 million. Our strong loan demand generated record increases in interest income. Interest income increased $5.9 million or 24.2% to $30.2 million for the six months ended June 30, 2007. For the quarter ended June 30, 2007, interest income increased 20.0% to $15.6 million up from the $13.0 million reported in the second quarter of 2006.

Interest expense of $13.5 million for the six months ended June 30, 2007 represented a $3.3 million increase from the comparable period in 2006. For the second quarter of 2007, interest expense was $6.9 million, an increase of $1.4 million over the second quarter of 2006. The increase was primarily attributable to the increase in the Company's average interest bearing liabilities as a result of the $51.0 million increase in total deposits as of June 30, 2007 as compared to 2006, along with the increase in overall rates paid on liabilities as a result of the rising interest rate environment and competition for deposits in our local market due to the large number of credit unions.

Net interest margin, which is calculated by expressing net interest income as a percentage of average interest earning assets, is an indicator of effectiveness in generating income from earning assets. The Company's net interest margin (tax equivalent basis) was a healthy 4.71% during the first six months of 2007 as compared to 4.91% during the same period in 2006, well above our peer group average. For the quarter ended June 30, 2007, the net interest margin was 4.77% compared to 4.94% for the second quarter in 2006. The slight decrease can be attributed to changes in the balance sheet mix, changes in yields obtained from interest earning assets and paid on interest bearing liabilities, the prevailing interest rate environment and changes in volume.

Commonwealth Bankshares exceeded its goal for asset growth. Total assets at June 30, 2007 reached a new high of $774.4 million, up 17.6% or $115.8 million from $658.6 million at June 30, 2006.

Despite the rapid growth in the Company's loan portfolio, our asset quality remains exceptional. Net charge-offs for the six months ended June 30, 2007 were $77.0 thousand, or 0.01% of year to date average loans. Non-performing assets were $3.8 million or 0.49% of total assets at June 30, 2007 compared to $255.6 thousand or 0.04% of total assets at June 30, 2006. Non-performing assets at June 30, 2007 consisted of 19 loans. $3.0 million or 79.2% of the total consists of four (4) loans which are fully secured and management does not expect any losses associated with these credits. The largest of the four loans is $1.3 million, which is fully secured by real estate and is scheduled to be repaid prior to the end of the third quarter. The remaining $0.8 million in non-performing assets represents fifteen (15) loans, with the majority making monthly payments and in most cases are secured with workout arrangements currently in place.

Shareholders' equity at June 30, 2007 reached a new high of $108.8 million, up $40.4 million or 59.1% from the $68.4 million at June 30, 2006. The increase in net income contributed to the new high along with the $27.5 million in additional capital raised in October 2006 though a private placement of our common stock.

About Commonwealth Bankshares

Commonwealth Bankshares, Inc. is the parent of Bank of the Commonwealth, which opened its first office in Norfolk, Virginia, in 1971, creating a community bank that was attuned to local issues and could respond to the needs of local citizens and businesses. Over the last three decades, the Company's growth has mirrored that of the communities it serves. Today, Bank of the Commonwealth has sixteen bank branches strategically located throughout the Hampton Roads and Eastern North Carolina regions and an extensive ATM network for added convenience. The Company continues to grow and develop new services, such as Online Banking and a Corporate Cash Management program and at the same time, maintain the longstanding commitment to personal service. Our slogan conveys our true corporate philosophy: "When you bank with us, you bank with your neighbors." Bank of the Commonwealth offers insurance services through its subsidiary BOC Insurance Agencies of Hampton Roads, Inc., title services through its subsidiary Executive Title Center, mortgage funding services through its subsidiary, Bank of the Commonwealth Mortgage, and investment related services through its subsidiary Commonwealth Financial Advisors, LLC.* Additional information about the company, its products and services, can be found on the Web at www.bankofthecommonwealth.com.

*Securities and Insurance Products are: *not insured by FDIC or any Federal Government Agency * May Lose Value * Not a Deposit of or Guaranteed by the Bank or any Bank Affiliate. Securities and insurance offered through BI Investments, LLC. member NASD and SIPC. BI Investments is associated with Bank of the Commonwealth. Commonwealth Financial Advisors, LLC is a wholly-owned subsidiary of Bank of the Commonwealth. This press release contains forward-looking statements. Words such as "anticipates," " believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates, deposit flows, loan demand and asset quality, including real estate and other collateral values; changes in banking regulations and accounting principals, policies or guidelines; and the impact of competition from traditional or new sources. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Commonwealth Bankshares, Inc. undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

 Commonwealth Bankshares, Inc.
 Selected Financial Information (Unaudited)

 (in thousands, except per share data)
                               Three Months Ended    Six Months Ended
                              -------------------    ----------------

                              June 30,   June 30,   June 30,  June 30,
                                2007       2006      2007      2006
                              ----------------------------------------
 Operating Results:
 ------------------
   Interest and
     dividend income         $ 15,586   $ 12,991   $ 30,164  $ 24,287
   Interest expense             6,921      5,498     13,474    10,158
                             -----------------------------------------
   Net interest income          8,665      7,493     16,690    14,129
   Provision for loan losses      285        750        715     1,420
   Noninterest income           1,301      1,267      2,497     2,351
   Noninterest expense          5,135      4,191      9,709     8,134
                             -----------------------------------------
   Income before provision for
     income taxes and
     noncontrolling interest    4,546      3,819      8,763     6,926
   Provision for income taxes   1,613      1,296      3,064     2,352
                             -----------------------------------------
   Income before
     noncontrolling interest    2,933      2,523      5,699     4,574
   Noncontrolling interest
     in subsidiary                 (5)        (8)       (10)      (14)
                             -----------------------------------------
   Net income                 $ 2,928    $ 2,515    $ 5,689   $ 4,560
                             =========================================

 Per Share Data**:
 ----------------
   Basic earnings              $ 0.43     $ 0.49     $ 0.83    $ 0.90
   Diluted earnings            $ 0.42     $ 0.44     $ 0.82    $ 0.81
   Book value                 $ 15.77    $ 13.33    $ 15.77   $ 13.33
   Cash dividends              $ 0.06     $ 0.05     $ 0.12    $ 0.10
   Basic weighted average
     shares outstanding     6,884,048  5,101,383  6,875,935 5,063,146
   Diluted weighted
     average shares
     outstanding            6,957,823  5,793,444  6,968,782 5,775,735
   Shares outstanding
     at period-end          6,897,028  5,129,102  6,897,028 5,129,102

 Period End Balances:
 --------------------
   Assets                   $ 774,374  $ 658,554  $ 774,374 $ 658,554
   Loans*                     720,997    612,607    720,997   612,607
   Investment securities        6,909      8,558      6,909     8,558
   Deposits                   525,745    474,770    525,745   474,770
   Shareholders' equity       108,800     68,376    108,800    68,376

 Average Balances:
 -----------------
   Assets                   $ 760,387  $ 631,738  $ 744,249 $ 602,211
   Loans*                     711,017    591,281    696,779   563,494
   Investment securities        7,453      8,787      7,531     8,838
   Deposits                   514,472    445,726    506,199   418,126
   Shareholders' equity       106,822     66,557    105,499    65,188

 Financial Ratios:
 -----------------
   Return on average assets      1.54%      1.60%      1.54%     1.53%
   Return on average
     shareholders' equity       10.99%     15.15%     10.87%    14.11%
   Efficiency Ratio
     (tax equivalent basis)     51.47%     47.92%     50.54%    49.37%
   Period end shareholders'
     equity to total assets     14.05%     10.38%     14.05%    10.38%
   Loan loss allowance
     to period end loans*        1.22%      1.12%      1.22%     1.12%
   Loan loss allowance to
     non-performing assets     233.51%   2692.00%    233.51%  2692.00%
   Non-performing assets
     to total assets             0.49%      0.04%      0.49%     0.04%
   Net interest margin
     (tax equivalent basis)      4.77%      4.94%      4.71%     4.91%

      *   Net of unearned income.
      **  All share and per share  amounts  have  been  restated  for all  periods presented to reflect the eleven-for-ten stock split distributed on June 30, 2006 and the eleven-for-ten
          stock split distributed on December 29, 2006.

CONTACT: Commonwealth Bankshares, Inc.
         Edward J. Woodard, Jr., CLBB, Chairman of the Board,
            President and Chief Executive Officer
         (757) 446-6904
         ewoodard@bocmail.net
         http://bankofthecommonwealth.com
         P.O. Box 1177
         Norfolk, Virginia 23501